Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Third Quarter 2015 Results

Wayne, PA – November 5, 2015 – SunGard Data Systems Inc. (“SunGard” or the “Company”), one of the world’s leading financial software companies, today reported results for the third quarter ended September 30, 2015. For the quarter, revenue was $702 million, up 2% year over year (up 4% adjusting for currency). Operating income was $120 million, up 26% year over year, and the operating income margin was 17.0%, an improvement of 3.3 points year over year, driven by the increase in revenue, and a 2% decrease in total costs and expenses. Adjusted EBITDA was $199 million, up 6% year over year, and the adjusted EBITDA margin was 28.3%, up 1.2 points year over year (down 0.1 points adjusting for currency). Adjusted EBITDA is defined in Note 1 attached to this release.

For the first nine months, revenue was $2.1 billion, up 2% year over year (up 5% adjusting for currency). Operating income was $343 million and the operating income margin was 16.7%, compared to an operating loss of $117 million for the first nine months of 2014. The first quarter of 2014 included a $339 million non-cash trade name impairment charge related to the split-off of the Availability Services business. Excluding this charge, operating income increased 55% year over year and the operating income margin improved 5.7 points year over year. Adjusted EBITDA was $552 million, up 12% year over year, and the adjusted EBITDA margin was 26.8%, up 2.4 points year over year (up 1.3 points adjusting for currency).

Russ Fradin, president and chief executive officer, commented, “We’re pleased with the advances we’ve made in building a stronger, more streamlined software and services company with a leading position in the global financial services industry. Our transformation has been focused on making the right investments in great software products and a broad array of services to continually improve our organic growth rate. Clients have responded positively to our initiatives as reflected in another strong quarter of growth. We look forward to becoming part of FIS, a global leader in banking and payments technology as well as consulting and outsourcing solutions. The combination with FIS will make us even stronger in serving our clients.”

On August 12, 2015, SunGard entered into a definitive agreement to be acquired by FIS for an enterprise value in excess of $9 billion, which includes the assumption, repayment or refinancing of all of SunGard’s outstanding debt, totaling $4.7 billion. The transaction is subject to customary closing conditions, and is expected to close during the fourth quarter.

1

SunGard reports its business in two key segments; Financial Systems and Public Sector & Education. Our segment revenue is classified into three categories: (i) Software revenue; (ii) Software-as-a-Service (“SaaS”) and cloud revenue; and (iii) Services, which includes professional and business processing services revenue. Approximately 70% of our revenue is highly recurring as a result of long-running contracts for software maintenance, rentals, SaaS, Cloud and BPaaS offerings.

Financial Systems (“FS”) segment revenue was $646 million in the quarter, up 1% year over year (up 4% year over year adjusting for currency), driven by growth in SaaS and cloud, and Services revenue. Software revenue was down 2% (up 2% adjusting for currency) driven by a combination of new sales and renewals of software license fees. SaaS and cloud revenue grew 1% (up 3% adjusting for currency) driven by increased adoption of our offerings and higher volumes from our existing customers. Services revenue grew 7% (up 11% adjusting for currency) driven by growth in business processing revenue from our new utility offerings. Adjusted EBITDA was $196 million in the quarter, up 7% year over year, and the adjusted EBITDA margin was 30.4%, up 1.5 points year over year (up 0.1 points adjusting for currency).

Year to date, FS revenue was $1.9 billion, up 2% year over year (up 6% adjusting for currency). For the same period, adjusted EBITDA was $543 million, up 14% year over year, and the adjusted EBITDA margin was 28.7%, up 3.0 points year over year (up 1.8 points adjusting for currency).

In 2015, the stronger dollar has impacted revenue year over year, but the Company’s non-U.S. spending base has created a natural hedge, resulting in a modest increase in profit margin.

SunGard’s FS solutions address a broad range of customer’s needs across the financial services industry. During the quarter, notable deals included the following:

•	Front Arena was chosen by a leading Swiss bank for equity, fixed income and FX electronic trading and risk management.

•	Quantum was selected by a leading European oil company to help improve its corporate treasury operations.

•	Protegent was selected by a large U.S. financial services conglomerate to help address market manipulation and insider trading concerns.

•	Global Plus was selected by a private U.S. trust company for full-service, back-office outsourcing to help build operational scale and support growth.

•	Stream GMI was renewed by a U.S. investment banking subsidiary of one of the largest Japanese financial services companies to help streamline its back-office processes for listed and cleared OTC derivatives.

•	Macess and associated Application Management Services (AMS) were selected by one of the largest Medicaid Plans in the U.S. to help design, build and implement new workflow processes.

2

•	Hedge360 was selected by a German asset manager to provide a real-time view of portfolio profit and loss as well as risk factors by investment strategy.

•	Aligne was chosen by a leading German energy supplier for integrated energy trading and operations.

•	Front Arena was chosen by a leading broker in Saudi Arabia to support its institutional brokerage expansion.

Public Sector & Education (“PS&E”) segment revenue was $56 million in the quarter, up 4% year over year, driven by growth in all revenue categories. Software revenue grew 3%, SaaS and Cloud revenue grew 5%, and Services revenue grew 8%. Adjusted EBITDA was $16 million, down 6% year over year, and the adjusted EBITDA margin was 28.2%, down 3 points year over year, reflecting investments in services and support offerings.

Year to date, PS&E revenue was $166 million, up 3% year over year. For the same period, adjusted EBITDA was $49 million, down 3% year over year, and the adjusted EBITDA margin was 29.3%, down 1.6 points year over year.

Notable deals during the quarter included the following:

•	eSchoolPLUS, IEPPLUS, PerformanceTRACKER and CurriculumCONNECTOR were selected by a school district in Pennsylvania to help manage student demographics, assessment, curriculum and special education information.

•	BusinessPLUS was selected by one of the largest school districts in Ohio to help manage financial, procurement, payroll and personnel functions.

•	Public safety licensing and services were selected by a city in South Carolina to provide computer-aided emergency dispatch, records management and mobile computing.

Financial Position

For the nine months ended September 30, 2015, the continuing operations of the Company generated $323 million in cash flow from operations, up $101 million year over year. Capital expenditures were $85 million, down $13 million year over year. During this period, the Company also spent $25 million on acquisitions.

At September 30, 2015, total debt was $4.7 billion and cash was $591 million. The Company’s leverage ratio, as defined in its senior secured credit agreement, was 4.81x, down from 5.41x at December 31, 2014. The leverage ratio is calculated using adjusted EBITDA as defined in Note 2 of this release. See Note 3 of this release for supplemental information on debt. In addition, on October 1, 2015, the Company sold a small business within the FS segment, resulting in a discrete tax benefit in the quarter. The assets and liabilities are shown as held for sale on the balance sheet as of September 30, 2015.

3

Conference Call & Webcast

Because of the pending merger with Fidelity National Information Services, Inc. (“FIS”), the Company will not be holding a call and webcast to discuss the financial results.

About SunGard

SunGard is one of the world’s leading financial software companies, with annual revenue of $2.8 billion. We provide solutions for financial services, the public sector and education. Our software is delivered via Software as a Service (“SaaS”), in the cloud and on premises, surrounded by an extensive suite of service offerings. Through the depth and breadth of our solution portfolio, global capabilities and domain expertise, we are uniquely capable of supporting virtually every type of financial organization, including the largest and most complex institutions in the world. SunGard’s approximately 13,000 employees proudly serve approximately 14,000 customers in more than 100 countries, bringing fresh ideas and inventive solutions to help our customers adapt and thrive. For more information, please visit www.sungard.com “Company” and then “SEC Filings / SunGard Financials”.

Trademark Information: SunGard, the SunGard logo, Aligne, BusinessPLUS, eSchoolPLUS, Front Arena, Global Plus, Hedge360, IEPPLUS, Macess, Protegent, Quantum, and Stream GMI are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: global economic and market conditions; the condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of debt-related leverage; the effect of war, terrorism, natural disasters or other catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; unanticipated changes in our income tax provision or the enactment of new tax legislation, issuance of regulations or relevant judicial decisions, the split-off of the Availability Services business failing to qualify as a tax free transaction, and the failure to consummate the acquisition by FIS when expected or at all. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

4

SunGard Data Systems Inc.

Condensed Consolidated Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended September 30,
	2014	2015
Revenue	$691	$702

Costs and expenses:
Cost of sales and direct operating (a)	280	282
Sales, marketing and administration	167	163
Product development and maintenance	91	83
Depreciation	28	31
Amortization of acquisition-related intangible assets	30	23

Total costs and expenses	596	582

Operating income	95	120
Other income (expense):
Interest income	—	1
Interest expense and amortization of deferred financing fees	(73)	(73)

Other expense	(73)	(72)

Income from continuing operations before income taxes	22	48
Benefit from (provision for) income taxes	(11)	17

Income from continuing operations	11	65
Income from discontinued operations, net of tax	—	2

Net income	$11	$67

SunGard Data Systems Inc.

Condensed Consolidated Statements of Operations

(in millions)

(Unaudited)

	Nine Months Ended September 30,
	2014	2015
Revenue	$2,017	$2,060

Costs and expenses:
Cost of sales and direct operating (a)	822	833
Sales, marketing and administration	493	476
Product development and maintenance	287	256
Depreciation	79	87
Amortization of acquisition-related intangible assets	114	65
Trade name impairment charge	339	—

Total costs and expenses	2,134	1,717

Operating income (loss)	(117)	343
Other income (expense):
Interest income	1	2
Interest expense and amortization of deferred financing fees	(220)	(215)
Loss on extinguishment of debt	(61)	—
Other income	—	1

Other expense	(280)	(212)

Income (loss) from continuing operations before income taxes	(397)	131
Benefit from (provision for) income taxes	88	(7)

Income (loss) from continuing operations	(309)	124
Income (loss) from discontinued operations, net of tax	(17)	4

Net income (loss)	$(326)	$128

(a)	Excludes depreciation, amortization and the cost of maintenance.

See Notes to Condensed Consolidated Financial Information.

SunGard Data Systems Inc.

Condensed Consolidated Balance Sheets

(in millions)

(Unaudited)

	December 31, 2014	September 30, 2015
Assets:
Current:
Cash and cash equivalents	$447	$591
Accounts receivable, net	686	547
Prepaid expenses and other current assets	112	145
Assets held for sale	—	24

Total current assets	1,245	1,307
Property and equipment, net	152	142
Software products, net	224	210
Customer base, net	360	321
Other assets, net	94	69
Trade name	672	672
Goodwill	3,760	3,733

Total Assets	$6,507	$6,454

Liabilities and Equity:
Current:
Accounts payable and accrued expenses	$405	$381
Deferred revenue	589	507
Liabilities related to assets held for sale	—	8

Total current liabilities	994	896
Long-term debt	4,669	4,669
Deferred and other income taxes	608	609
Other long-term liabilities	31	26

Total liabilities	6,302	6,200
Total equity	205	254

Total Liabilities and Equity	$6,507	$6,454

See Notes to Condensed Consolidated Financial Information.

SunGard Data Systems Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(Unaudited)

	Nine Months Ended September 30,
	2014	2015
Cash flow from operations:
Net income (loss)	$(326)	$128
Income (loss) from discontinued operations	(17)	4

Income (loss) from continuing operations	(309)	124
Reconciliation of income (loss) from continuing operations to cash flow from operations:
Depreciation and amortization	193	152
Trade name impairment charge	339	—
Deferred income tax benefit	(105)	(20)
Stock compensation expense	33	36
Amortization of deferred financing costs and debt discount	14	12
Loss on extinguishment of debt	61	—
Other noncash items	—	(1)
Excess income tax benefit from equity compensation	—	(7)
Changes in working capital:
Accounts receivable and other current assets	123	124
Accounts payable and accrued expenses	(80)	(68)
Accrued interest	34	38
Accrued income taxes	(7)	4
Deferred revenue	(74)	(71)

Cash flow from continuing operations	222	323
Cash flow from discontinued operations	34	—

Cash flow from operations	256	323

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(4)	(25)
Additions to property and equipment, and software	(52)	(41)
Additions to capitalized software	(46)	(44)
Other investing activities	—	1

Cash used in continuing operations	(102)	(109)
Cash provided by discontinued operations	7	1

Cash used in investment activities	(95)	(108)

Financing activities:
Cash received from borrowings, net of fees	(7)	—
Cash used to repay debt	(1,324)	(1)
Excess income tax benefit from equity compensation	—	7
Other financing activities	(18)	(60)

Cash used in continuing operations	(1,349)	(54)
Cash provided by discontinued operations	887	—

Cash used in financing activities	(462)	(54)

Effect of exchange rate changes on cash	(9)	(13)

Increase (decrease) in cash and cash equivalents	(310)	148

Beginning cash and cash equivalents, including cash of discontinued operations (2014: $31, 2015: $0)	706	447

Ending cash and cash equivalents, including cash held for sale (2014: $0, 2015: $4)	$396	$595

See Notes to Condensed Consolidated Financial Information.

SunGard Data Systems Inc.

Notes to Condensed Consolidated Financial Information (Unaudited)

Note 1. Reconciliation of Adjusted EBITDA to Net Income (Loss)

We evaluate the performance of our segments using non-GAAP measures. Our primary non-GAAP measure is Adjusted EBITDA, whose corresponding GAAP measure is net income (loss). Adjusted EBITDA is defined as net income (loss) excluding depreciation, amortization of acquisition-related intangible assets, goodwill and trade name impairment charges, severance and facility closure charges, stock compensation expense, management fees, certain other costs included in operating income (loss), interest including amortization of deferred financing fees, loss on extinguishment of debt, other income (expense), income taxes and income (loss) from discontinued operations.

We believe Adjusted EBITDA is an effective tool to measure our operating performance since it excludes non-cash items and certain variable charges. We use Adjusted EBITDA extensively to measure both SunGard and its reportable segments within the Company, and also to report our results to our board of directors.

While Adjusted EBITDA is useful for analysis purposes, it should not be considered as an alternative to our reported GAAP results. Also, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is similar, but not identical, to adjusted EBITDA per the Senior Secured Credit Agreement for purposes of our debt covenants (see Note 2).

The following is a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the corresponding reported GAAP measures that we believe to be most directly comparable. Percentage changes are computed based on unrounded amounts. Also, reported amounts may not sum to totals due to rounding.

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2014	2015	change from prior year	change from prior year at constant currency	2014	2015	change from prior year	change from prior year at constant currency
Financial Systems segment
Revenue:
Software	$235	$230	(2)%	2%	$674	$675	0%	5%
SaaS and cloud	259	262	1%	3%	774	790	2%	4%
Services	143	154	7%	11%	407	429	5%	9%

Total Revenue	$637	$646	1%	4%	$1,855	$1,894	2%	6%

Adjusted EBITDA	$184	$196	7%	5%	$477	$543	14%	13%
Adjusted EBITDA margin	28.9%	30.4%	1.5 pts	0.1 pts	25.7%	28.7%	3.0 pts	1.8 pts

Public Sector & Education segment
Revenue:
Software	$34	$36	3%	3%	$103	$105	2%	2%
SaaS and cloud	10	10	5%	5%	28	29	2%	2%
Services	10	10	8%	8%	31	32	6%	6%

Total Revenue	$54	$56	4%	4%	$162	$166	3%	3%

Adjusted EBITDA	$17	$16	(6)%	(6)%	$50	$49	(3)%	(3)%
Adjusted EBITDA margin	31.2%	28.2%	(3.0) pts	(3.0) pts	30.9%	29.3%	(1.6) pts	(1.6) pts

Corporate
Adjusted EBITDA	$(13)	$(13)			$(35)	$(40)

Total
Revenue:
Software	$269	$266	(1)%	2%	$777	$780	0%	5%
SaaS and cloud	269	272	1%	3%	802	819	2%	4%
Services	153	164	7%	11%	438	461	5%	9%

Total Revenue	$691	$702	2%	4%	$2,017	$2,060	2%	5%

Adjusted EBITDA	$188	$199	6%	4%	$492	$552	12%	11%
Adjusted EBITDA margin	27.1%	28.3%	1.2 pts	(0.1) pts	24.4%	26.8%	2.4 pts	1.3 pts

pts = margin points

	Three Months Ended September 30,				Nine Months Ended September 30,
Reconciliation of Adjusted EBITDA to net income (loss):	2014	2015	change from prior year	change from prior year at constant currency	2014	2015	change from prior year	change from prior year at constant currency

Financial Systems segment	$184	$196			$477	$543
Public Sector & Education segment	17	16			50	49
Corporate	(13)	(13)			(35)	(40)

Total Adjusted EBITDA	188	199			492	552

Depreciation	(28)	(31)			(79)	(87)
Amortization of acquisition-related intangible assets	(30)	(23)			(114)	(65)
Trade name impairment charge	—	—			(339)	—
Restructuring charges	(17)	(3)			(24)	(7)
Stock compensation expense	(13)	(13)			(33)	(36)
Management fees	(3)	(2)			(6)	(6)
Other, net	(2)	(7)			(14)	(8)

Total operating income (loss)	95	120	26%	20%	(117)	343	392%	382%
Operating income margin	13.7%	17.0%			(5.8)%	16.7%

Interest income	—	1			1	2
Interest expense and amortization of deferred financing fees	(73)	(73)			(220)	(215)
Loss on extinguishment of debt	—	—			(61)	—
Other income	—	—			—	1
Benefit from (provision for) income taxes	(11)	17			88	(7)
Income (loss) from discontinued operations, net of tax	—	2			(17)	4

Net income (loss)	$11	$67			$(326)	$128

SunGard Data Systems Inc.

Notes to Condensed Consolidated Financial Information (Unaudited)

Note 2. Reconciliation of Income (Loss) from Continuing Operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA Per Senior Secured Credit Agreement

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA per our Senior Secured Credit Agreement is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, as amended, our senior notes and senior subordinated notes. Adjusted EBITDA per our Senior Secured Credit Agreement is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement do not represent income (loss) from continuing operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from continuing operations as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement as presented herein are not necessarily comparable to similarly titled measures, including our Adjusted EBITDA as discussed in Note 1. The following is a reconciliation of EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended September 30,		Last Twelve Months Ended September 30,
(in millions)	2014	2015	2015

Revenue	$691	$702	$2,852

Income from continuing operations	$11	$65	$226
Interest expense, net	73	72	284
Provision for income taxes	11	(17)	38
Depreciation	28	31	115
Amortization of acquisition-related intangible assets	30	23	87

EBITDA	153	174	750
Purchase accounting adjustments	—	—	1
Stock compensation expense	13	13	45
Restructuring charges	17	3	10
Management fees	3	2	9
Acquired EBITDA, net of disposed EBITDA	—	—	1
Other costs	1	6	11

Adjusted EBITDA - per Senior Secured Credit Agreement *	$187	$198	$827

Adjusted EBITDA margin	27.0%	28.2%	29.0%

Year to Year Margin change		1.2 points

	Nine Months Ended September 30,
(in millions)	2014	2015

Revenue	$2,017	$2,060

Income (loss) from continuing operations	$(309)	$124
Interest expense, net	219	213
Provision for (benefit from) income taxes	(88)	7
Depreciation	79	87
Amortization of acquisition-related intangible assets	114	65

EBITDA	15	496
Trade name impairment charge	339	—
Purchase accounting adjustments	1	1
Stock compensation expense	33	36
Restructuring charges	24	7
Management fees	6	6
Acquired EBITDA, net of disposed EBITDA	—	1
Other costs	11	6
Loss on extinguishment of debt	61	—

Adjusted EBITDA - per Senior Secured Credit Agreement *	$490	$553

Adjusted EBITDA margin	24.3%	26.8%

Year to Year Margin change		2.5 points

*	Also applies to Senior Notes due 2018 and 2020 and Senior Subordinated Notes due 2019

SunGard Data Systems Inc.

Notes to Condensed Consolidated Financial Information (Unaudited)

Note 3. Supplemental Information

The debt and cash data included below (in millions) reflects SunGard’s debt structure and changes in both the components of debt and cash from December 31, 2014 to September 30, 2015.

	December 31, 2014	September 30, 2015	Change from December 31 to September 30

Cash	$447	$591	$144

Senior Secured Credit Facilities:
Secured revolving credit facility	$—	$—	$—
Tranche C, effective interest rate of 4.44% and 4.44%	400	400	—
Tranche E, effective interest rate of 4.31% and 4.31%	1,918	1,918	—

Total Senior Secured Credit Facilities	2,318	2,318	—

Senior Notes due 2018 at 7.375%	511	511	—
Senior Notes due 2020 at 7.625%	700	700	—
Senior Subordinated Notes due 2019 at 6.625%	1,000	1,000	—
Secured accounts receivable facility, at 3.16% and 3.22%	140	140	—
Other	—	—	—

Total debt	$4,669	$4,669	$—

Net Debt (Total debt less cash)	$4,222	$4,078	$(144)

Leverage Metric per Credit Agreement	5.41x	4.81x	-0.60x
Weighted Average Interest Rate	5.61%	5.62%	0.01%
Percent Fixed Rate (swap adjusted)	67%	67%	0%
Percent Bonds of Total Debt	47%	47%	0%

The contractual future maturities of debt are as follows (in millions):

	December 31, 2014	September 30, 2015	Change December 31 to September 30

2015	$—	$—	$—
2016	—	—	—
2017	400	400	—
2018	511	511	—
2019	1,140	1,140	—
Thereafter	2,618	2,618	—

Total debt	$4,669	$4,669	$—

Current	$—	$—
Long-term	4,669	4,669

Total debt	$4,669	$4,669